Exhibit 21
Subsidiaries of the Registrant

STATE OR OTHER
SUBSIDIARY	JURISDICTION OF OPERATION
Lam Research International Sarl	Switzerland
Lam Research International B.V.	Netherlands
Lam Research GmbH	Germany
Lam Research Co., Ltd.	Japan
Lam Research (Shanghai) Co., Ltd.	China 2
Lam Research Service Co., Ltd.	China 1
Lam Research Ltd.	United Kingdom
Lam Research SAS	France
Lam Research Singapore Pte Ltd	Singapore
Lam Research Korea Limited	Korea
Lam Research S.r.l.	Italy
Lam Research (Israel) Ltd.	Israel
Lam Research Co., Ltd.	Taiwan
LAM Research B.V.	Netherlands
Lam Research (Ireland) Limited	Ireland
Bullen Semiconductor Corporation	Ohio, United States
Bullen Semiconductor Co., Ltd.	China
SEZ Holding AG	Switzerland
SEZ AG	Austria
SEZ Management GmbH	Austria
SEZ America Inc.	United States
SEZ Japan	Japan
SEZ Asia Pacific Pte. Ltd.	Singapore
SEZ Singapore Pte. Ltd.	Singapore
SEZ Korea Ltd.	Korea
SEZ China Ltd.	China
SEZ Taiwan Ltd.	Taiwan
SEZ D.O.O.	Slovenia
SEZ Slovakia S.T.O.	Slovakia